                                     Exhibit 99.1

CONTACT: Thor Erickson – Investor Relations
+1 (678) 260-3110

                       Fred Roselli – Media Relations
+1 (678) 260-3421

  Lauren Sayeski – European Media Relations
+ 44 (0)1895 844 300

 FOR IMMEDIATE RELEASE

ATLANTA, August 25, 2011 – Coca-Cola Enterprises, Inc. (NYSE/Euronext Paris: CCE) will host an event with investors and analysts in Paris with presentations Monday, September 12. The meeting, hosted by Chairman and Chief Executive Officer John F. Brock, Chief Financial Officer Bill Douglas, and President European Group Hubert Patricot, will include a thorough business overview, presentations from key territory leaders, and a discussion of the company’s long-term outlook.

“Just over 10 months ago, we executed a transaction that focused CCE as the premier western European Coca-Cola bottler, demonstrating our commitment to drive shareowner value, maximize our resources, and fully realize the value of the Coca-Cola brand,” said Mr. Brock. “This meeting will enable us to provide a better understanding of our business, our long-term outlook for growth, and our continued commitment to creating increasing value for our shareowners.”

CCE will webcast the days presentations live through its website, www.cokecce.com, on Monday, September 12 beginning 7:30 a.m. ET. A replay of the presentation will be available at this site within 24 hours after the presentations.

Coca-Cola Enterprises, Inc. is the leading Western European marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment and the world’s third-largest independent Coca-Cola bottler. CCE is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, the Netherlands, Norway, and Sweden. For more information about our company, please visit our website at www.cokecce.com.

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